Exhibit 99.1
JOHN MALONE APPOINTED TO BOARD OF DIRECTORS OF ASCENT
MEDIA CORPORATION
Englewood, CO — January 25, 2010 — Ascent Media Corporation (“Ascent Media” or the “Company”) (Nasdaq: ASCMA) a holding company that owns Ascent Media Group (“AMG”), a leading provider of fully integrated, end-to-end services for the digital media supply chain on a worldwide basis, today announced that Dr. John C. Malone has joined the Company’s Board of Directors. With Dr. Malone’s appointment, Ascent Media has expanded its Board of Directors to seven members.
Ascent Media’s Chief Executive Officer, William Fitzgerald commented, “We are thrilled that John is joining the Board and are fortunate to add someone with his stellar track record of creating value for shareholders and building innovative businesses that are at the forefront of the global telecommunications, media and entertainment industry. We look forward to gaining his valuable insight and perspective.
Dr. Malone said, “I have worked alongside Bill Fitzgerald and other members of this management team for a number of years. I am confident that Ascent Media is on the right path and has a management team in place with the vision and ability to acquire and develop businesses that will provide strong returns for our shareholders. I look forward to working with Bill and the other members of the Board to advance Ascent Media’s objectives of growth and shareholder value creation.”
Dr. Malone currently serves as Chairman of Liberty Media Corporation, Liberty Global, Inc., as well as DIRECTV. He also serves on the Boards of Directors of CATO Institute, Expedia, Inc., Discovery Communications, Inc., SIRIUS XM and InterActive Corporation. Additionally, Dr. Malone is Chairman Emeritus of the Board for Cable Television Laboratories, Inc.
Dr. Malone has also served as Chief Executive Officer and Chairman of Tele-Communications, Inc., or TCI until it merged with AT&T Corp. Prior to this role, he was President of TCI from 1973 to 1996. He was also Director of the National Cable Television Association (NCTA) from 1974 to 1977 and again from 1980 to 1993.

About Ascent Media Corporation and Ascent Media Group
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, AMG, which is primarily engaged in the business of providing content and creative services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG provides solutions for the creation, management and distribution of content to motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.
Contact:
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875

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